EXHIBIT 99.1

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE	Contact:	Robert R. Spellman (413) 665-8306

THE YANKEE CANDLE COMPANY, INC. REPORTS RECORD
FISCAL 2004 THIRD QUARTER RESULTS

Third Quarter Sales Up 12%, Operating Profit Up 17%,
Net Income Up 16% and EPS Up 27%

South Deerfield, Mass –October 27, 2004 – The Yankee Candle Company, Inc. (“Yankee” or the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that financial results for the third quarter ended October 2, 2004 set a new third quarter record. Total sales for the third quarter were $127.9 million, a 12% increase over the year ago quarter. Total Company comparable sales for the third quarter increased 3%. Wholesale sales were $73.3 million, a 17% increase over the year ago quarter; and wholesale comparable sales increased 7%. Retail sales were $54.6 million, a 6% increase over the fiscal 2003 third quarter. Comparable sales in the 275 retail stores that have been open more than one year and mailorder hub decreased 6% and retail comparable store sales decreased 6% in the quarter. The 6% decline in retail comparable store sales was comprised of a 1% decline at mall stores and a 9% decline at non-mall stores. Excluding the Company’s South Deerfield flagship store, retail comparable store sales decreased 5% in the third quarter. Retail comparable store sales have been positive to date in the fourth quarter.

Yankee opened 14 new Yankee Candle retail stores during the third quarter; and ended the quarter with 332 stores in 43 states. The Company also opened an Old Farmer’s Almanac store; and ended the quarter with two of these test concept stores.

Operating profit for the fiscal 2004 third quarter increased 17% to $27.3 million, from $23.4 million for the prior year quarter.

Net income for the fiscal 2004 third quarter increased 16% to $15.8 million, or $0.33 per common share on a diluted basis, from $13.7 million, or $0.26 per common share on a diluted basis for the prior year quarter.

“We are very pleased to report another strong quarter of operating and financial results,” said Craig W. Rydin, Yankee’s Chairman and Chief Executive Officer. “It is noteworthy that the Yankee team delivered these strong results on top of 15% total sales growth, 19% operating income growth and 20% net income growth in the prior year quarter, which benefited from our electric home fragrancer launch.”

The Company provided supplemental information on several matters.

•	Retail comparable store sales results in the fiscal 2004 third quarter were negatively impacted by store closures in the Southeastern U.S. caused by three major hurricanes. Retail comparable store sales decreased 5% excluding the hurricane impact.

•	Stock repurchase activity reduced Stockholder’s Equity by $15.0 million in the third quarter; and by $86.6 million since year end 2003.

For the first nine months of 2004, total sales were $335.3 million, a 10% increase over the first nine months of 2003. Total Company comparable sales for the first nine months of 2004 increased 4%. Wholesale sales were $186.7 million, a 15% increase over the first nine months of 2003; and wholesale comparable sales increased 8%. Retail sales were $148.6 million, a 6% increase over the first nine months of 2003. Comparable store sales in the 275 stores that have been open more than one year and mailorder hub decreased 5% for the first nine months of 2004. Retail comparable store sales decreased 4%.

Operating profit for the first nine months of 2004 increased 16% to $60.3 million, from $51.9 million operating profit for the prior year period.

Net income for the nine months ended October 2, 2004 increased 16% to $34.7 million, or $0.70 per common share on a diluted basis, from $29.8 million, or $0.55 per common share on a diluted basis for the first nine months of 2003.

During the fiscal 2004 third quarter the Company purchased a total of 517,700 shares of its Common Stock for an aggregate purchase price of $15.0 million, pursuant to its stock repurchase program announced on February 18, 2004. An additional 2,510,100 shares were purchased during the first half of fiscal 2004 for an aggregate purchase price of $71.6 million. Through the end of the fiscal 2004 third quarter, the Company had purchased a cumulative total of 3,027,800 shares of its Common Stock for an aggregate purchase price of $86.6 million, pursuant to its stock repurchase program announced on February 18, 2004.

The Company also updated its sales and EPS guidance for 2004. The Company expects total sales growth of approximately 14% — 15% for the fourth quarter and 12% for the full year. The Company expects diluted earnings per share growth of approximately 18% — 20% for the fourth quarter and 23% — 24% for the full year. Retail sales are expected to increase 8% — 9% for the fourth quarter, which includes a low single digit increase in comparable store sales. Wholesale sales are expected to increase 24% — 25% for the fourth quarter.

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) today to more fully discuss fiscal 2004 third quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the giftware industry. Yankee has a 34 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 15,500 store locations, a growing base of Company owned and operated retail stores (334 located in 43 states as of October 2, 2004), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,000 store locations (through its distribution center located in Bristol, England).

This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for the fourth quarter and full year of Fiscal 2004 and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. And Subsidiaries

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

Thirteen Weeks	Thirteen Weeks	Thirty-Nine	Thirty-Nine
Ended	Ended	Weeks Ended	Weeks Ended
October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
Sales:
Retail	$54,597	42.68%	$51,323	44.97%	$148,615	44.32%	$140,604	46.32%
Wholesale	73,316	57.32%	62,811	55.03%	186,725	55.68%	162,976	53.68%

Total sales	127,913	100.00%	114,134	100.00%	335,340	100.00%	303,580	100.00%
Cost of sales	54,906	42.92%	49,906	43.73%	146,172	43.59%	135,203	44.54%

Gross profit	73,007	57.08%	64,228	56.27%	189,168	56.41%	168,377	55.46%
Selling expenses:
Retail	27,459	50.29%	(A)	25,335	49.36	%(A)	78,506	52.83	%(A)	71,604	50.93	%(A)
Wholesale	4,355	5.94%	(B)	3,318	5.28	%(B)	10,922	5.85	%(B)	8,588	5.27	%(B)

Total selling expenses	31,814	24.87%	28,653	25.10%	89,428	26.67%	80,192	26.42%
General & administrative expenses	13,862	10.84%	12,146	10.64%	39,414	11.75%	36,272	11.95%

Income from operations	27,331	21.37%	23,429	20.53%	60,326	17.99%	51,913	17.10%
Interest income	—	0.00%	(2)	0.00%	(7)	0.00%	(29)	-0.01%
Interest expense	1,093	0.85%	873	0.76%	3,062	0.91%	2,474	0.81%
Other expense (income)	118	0.09%	(19)	-0.02%	(109)	-0.03%	144	0.05%

Income before provision for income taxes	26,120	20.42%	22,577	19.78%	57,380	17.11%	49,324	16.25%
Provision for income taxes	10,317	8.07%	8,918	7.81%	22,665	6.76%	19,483	6.42%

Net income	$15,803	12.35%	$13,659	11.97%	$34,715	10.35%	$29,841	9.83%

Basic earnings per share	$0.33	$0.26	$0.71	$0.55

Diluted earnings per share	$0.33	$0.26	$0.70	$0.55

Weighted average basic shares outstanding	47,959	52,940	49,179	53,813
Weighted average diluted shares outstanding	48,316	53,357	49,560	54,264

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	Oct. 2, 2004	Jan. 3, 2004
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,822	$40,730
Accounts receivable, net	49,434	24,251
Inventory	64,931	42,186
Prepaid expenses and other current assets	10,124	6,608
Deferred tax assets	3,128	3,128

Total Current Assets	138,439	116,903
Property, Plant And Equipment, net	115,554	114,774
Marketable Securities	1,558	1,604
Deferred Financing Costs	528	588
Deferred Tax Assets	86,291	100,346
Other Assets	10,049	466

Total Assets	$352,419	$334,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$28,790	$23,527
Accrued payroll	12,341	13,348
Accrued income taxes	917	22,025
Other accrued liabilities	13,995	15,168
Long-term debt, current portion	10,000	65,000

Total Current Liabilities	66,043	139,068
Deferred Compensation Obligation	1,420	1,525
Long-Term Debt – Less current portion	136,436	—
Deferred Rent	4,669	3,815
Stockholders’ Equity	143,851	190,273

Total Liabilities And Stockholders’ Equity	$352,419	$334,681

The Yankee Candle Company, Inc.
October 27, 2004 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	15	49	334
Wholesale Customer Locations — North America (3)	600	1,300	15,500
Wholesale Customer Locations — Europe (3)	50	250	2,000
Square Footage — Gross	25,051	71,958	635,010
Square Footage — Selling	20,553	57,824	503,507
Total Company Comp Sales Increase %	3%	4%
Wholesale Comp Sales Increase %	7%	8%
Retail Comp Store Sales %	-6%	-4%
Retail Comp Store Count	275		275
Retail Comp Store Sales %, excl. S.Deerfield	-5%	-4%
Retail Comp Store & Hub Sales %	-6%	-5%
Sales per Square Foot (1)		$590
Store Count		280
Gross Profit *
Retail $	$37,501	$100,066
Retail %	68.69%	67.33%
Wholesale $	$35,506	$89,102
Wholesale %	48.43%	47.72%
Segment Profit *
Retail $	$10,042	$21,560
Retail %	18.39%	14.51%
Wholesale $	$31,151	$78,180
Wholesale %	42.49%	41.87%
Depreciation & Amortization *	$5,444	$16,001
Inventory per Store	$51,000
Inventory Turns	3.7	4.2 (2)
Capital Expenditures *	6,190	15,975

*	Dollars in thousands

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.

(2)	Rolling four quarters.

(3)	Rounded